QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiary	State or Other Jurisdiction
Clean Energy Fueling Services Corp.	British Columbia
Clean Energy	California
Clean Energy Construction	California
Clean Energy Finance, LLC	California
Blue Energy General, LLC	Delaware
Blue Energy Limited, LLC	Delaware
Clean Energy & Technologies LLC	Delaware
Clean Energy LNG, LLC	California
Clean Energy Texas LNG, LLC	Texas
Blue Fuels Group, LP	Texas
DFW Airport CNG Partnership, LLP	Texas
TranStar Energy Company, LP	Texas
Natural Fuels Company LLC	Colorado
Natural/Peoples LLC	Wyoming
Natural/Total Limited Liability Company	Wyoming
Clean Energy del Peru S.R.L.	Peru

QuickLinks

  Exhibit 21.1